Exhibit 99.1

Life Technologies Announces Redemption of 1.5% Convertible Senior Notes Due 2024

CARLSBAD, Calif., January 13, 2012 (PR Newswire) — Life Technologies Corporation (NASDAQ: LIFE) announced today that it has given notice of its intention to redeem all of the outstanding 1.5% Convertible Senior Notes due 2024 (the “2024 Convertible Notes”) on February 15, 2012. As of December 31, 2011 there was $450,000,000 in aggregate principal amount of the 2024 Convertible Notes outstanding. The redemption notice provided includes CUSIP Numbers: 46185RAG5, 46185RAH3 and 46185RAK6.

The 2024 Convertible Notes are convertible at any time prior to 5:00 p.m. Eastern Time, February 14, 2012 at a rate of 19.603 shares of common stock per $1,000 principal amount of the 2024 Convertible Notes surrendered. The 2024 Convertible Notes surrendered for conversion will be settled in cash and stock in accordance with the provisions of the indentures.

The U.S. Bank National Association, the trustee for the 2024 Convertible Notes, is mailing a Notice of Redemption to all registered holders of the 2024 Convertible Notes on January 13, 2012. Copies of such Notice of Redemption and additional information relating to the procedure for redemption and/or conversion of the 2024 Convertible Notes may be obtained from the U.S. Bank National Association by calling (800) 934-6802.

About Life Technologies (www.lifetechnologies.com)

Life Technologies Corporation is a global biotechnology company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific and medical advancements that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance the fields of discovery and translational research, molecular medicine, stem cell-based therapies, food safety and animal health, and 21st century forensics. The company manufactures both molecular diagnostic and research use only products. Life Technologies’ industry-leading brands are found in nearly every life sciences lab in the world and include innovative instrument systems under the Applied Biosystems and Ion Torrent names, as well as, the broadest range of reagents with its Invitrogen, GIBCO, Ambion, Molecular Probes and TaqMan® products. Life Technologies had sales of $3.6 billion in 2010, has a workforce of approximately 11,000 people, has a presence in approximately 160 countries, and possesses one of the largest intellectual property estates in the life sciences industry, with approximately 4,000 patents and exclusive licenses. For more information on how we are making a difference, please visit our website: http://www.lifetechnologies.com.

Contact Information:

Investor Relations

760-603-7208

ir@lifetech.com